Exhibit 99.1

Hub Group Receives Expected Deficiency Notice from Nasdaq related to Delayed Filing of Quarterly Report on Form 10-Q

OAK BROOK, Ill., August 24, 2026 — Hub Group, Inc. (Nasdaq: HUBG) today announced that on August 20, 2026, as expected, it received a notice indicating that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”) as a result of its failure to timely file its Form 10-Q for the quarter ended June 30, 2026 (the “Form 10-Q”). The Listing Rule requires Nasdaq-listed companies to timely file all required periodic reports with the SEC.

The Notice has no immediate effect on the listing or trading of the Company’s common stock on Nasdaq.

About Hub Group

Hub Group offers comprehensive transportation and logistics management solutions. Keeping our customers’ needs in focus, Hub Group designs, continually optimizes, and applies industry-leading technology to our customers’ supply chains for better service, greater efficiency, and total visibility. As an award-winning, publicly traded company (Nasdaq: HUBG), our approximately 6,000 employees and drivers across the globe are always in pursuit of “The Way Ahead” – a commitment to service, integrity and innovation. For more information, visit hubgroup.com.

CONTACT: Garrett Holland, InvestorRelations@hubgroup.com